Exhibit 5

                                  LAW OFFICES
                       BALLAD SPAHR ANDREWS & INGERSOLL
                      300 EAST LOMBARD STREET, 19th FLOOR
                        BALTIMORE, MARYLAND  21202-3268
                                 410-528-5600
                              FAX:  410-528-5650
                           Lawyers@Ballardsphahr.com


                                        December 2, 1996

          Unitrode Corporation
          7 Continental Boulevard
          Merrimack, New Hampshire  03054

                         Re:  Registration Statement on Form S-3

          Ladies and Gentlemen:

                    We have served as Maryland counsel to Unitrode Corporation, a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the Registration Statement (the "Registration Statement") on Form S-3 filed by the Company pursuant to Rule 415 under the Securities Act of 1933, as amended (the "1933 Act"), to register up to 247,883 shares of Common Stock, $.20 par value per share (the "Shares") issuable upon exercise of 247,883 Warrants, each to purchase one share of Common Stock (the "Warrants"). Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

                    In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

                    1.  The Registration Statement;

                    2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

                    3. The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

                    4. Resolutions of the Board of Directors of the Company, adopted August 22, 1995 and November 25, 1996, relating to (i) the sale and issuance of the Warrants, (ii) the issuance of the Shares upon exercise of the Warrants, and (iii) the filing of the Registration Statement with the Securities and Exchange Commission, certified as of the date hereof by the Secretary of the Company (collectively, the "Resolutions");

                    5.  A form of certificate representing the
          Shares (the "Certificate"), certified as of the date hereof by the Secretary of the Company;

                    6.  A certificate executed by Allan R.
          Campbell, Secretary of the Company, dated November 27,
          1996;

                    7. A certificate of the SDAT as to the good standing of the Company, dated December 2, 1996; and

                    8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

                    In expressing the opinion set forth below, we have assumed, and so far as is known to us, there are no facts inconsistent with the following:

                    1.  Each of the parties (other than the
          Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms except as limited (a) by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors' rights, (b) by general equitable principles.

                    2.  Each individual executing any of the
          Documents on behalf of a party (other than the Company) is duly authorized to do so.

                    3.  Each individual executing any of the
          Documents, whether on behalf of such individual or another person, is legally competent to do so.

                    4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There are no modifications or amendments to the Documents, by action or conduct of the parties or otherwise.

                    The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

                    Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that upon issuance and delivery of the Shares in the form of the Certificate and in the manner contemplated by the Warrant Agreement, the Registration Statement and the Resolutions, such Shares will be (assuming that the sum of (i) any shares of Common Stock issued between the date hereof and the date on which the Shares are actually issued (not including any Shares), (ii) all shares of Common Stock issued as of the date hereof and (iii) the Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue) duly authorized, validly issued, fully paid and nonassessable.

                    The foregoing opinion is limited to the
          substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

                    We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

                    This opinion is being furnished to you solely for your benefit and may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

                    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                        Very truly yours,

                                        /s/ Ballard Spahr Andrews & Ingersoll